Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Updates Interest Expense Guidance after Successful

Repayment of its Remaining 10 Percent Junior Subordinated Notes

PHOENIX, Ariz. – Dec. 21, 2005 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it has repaid the remaining $94.5 million of principal and accrued interest owed under its 10% junior subordinated note due 2011 previously issued by the Company’s subsidiary, Semiconductor Components Industries, LLC. The repayment of the note was financed with proceeds from the Company’s previously announced private offering of 1.875% convertible senior subordinated notes due 2025 and cash on hand.

With the completion of this transaction, the Company has eliminated all significant double digit interest expense debt. This transaction is expected to have a minimal financial impact to the Company’s fourth quarter 2005 net interest expense, but is expected to save the Company approximately $7 million of net interest expense in 2006. Based on the repayment of the 10% junior subordinated note, previously announced financial transactions completed in the fourth quarter of 2005, current LIBOR rates, and assuming no further changes to the amount of total debt, the Company currently expects to reduce its annual 2006 net interest expense to approximately $49 million.

“The financing actions taken by the Company during the fourth quarter of 2005 have helped extend the overall maturity of our debt and reduce its associated costs. The average interest rate associated with our total debt is expected to be approximately 5% in 2006. This is substantially lower than in 2003 and 2004 when the average interest rate on our total debt was approximately 11% and 9%, respectively” said Donald Colvin, ON Semiconductor senior vice president and CFO. “We have been very successful over the past 2 years in transforming our balance sheet and improving our overall capital structure. As part of our overall financial strategy, we will continue to focus on reducing our overall debt levels.”

ON Semiconductor Updates Interest Expense Guidance 2 – 2 – 2 – 2

The 1.875% convertible senior subordinated note offering mentioned in this news release was conducted through a private placement to qualified institutional buyers, pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to fourth quarter of 2005 net interest expense savings, 2006 net interest expense savings, 2006 interest rate costs, LIBOR levels and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally,

ON Semiconductor Updates Interest Expense Guidance 3 – 3 – 3 – 3

risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2004 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.